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                                                                Exhibit No. 5(f)


             INVESTMENT ADVISORY AND ADMINISTRATION FEE AGREEMENT
             ----------------------------------------------------


  Agreement made as of ____________________________, 199_, between MITCHELL
HUTCHINS SERIES TRUST, a Massachusetts business trust ("Trust"), and MITCHELL HUTCHINS ASSET MANAGEMENT INC. ("Mitchell Hutchins"), a Delaware corporation registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and as an investment adviser under the Investment Advisers Act of 1940, as amended.

  WHEREAS, the Trust has appointed Mitchell Hutchins as investment adviser and administrator for each series of shares of beneficial interest of the Trust as now exists and as hereafter may be established, pursuant to an Investment Advisory and Administration Contract, dated April 21, 1988, between the Trust and Mitchell Hutchins ("Advisory Contract"); and

  WHEREAS, the following four new series of shares of beneficial interest (each a "Fund") have been established as new series of the Trust: High Income Portfolio, Tactical Allocation Portfolio, Small Cap Portfolio and Strategic Income Portfolio;

  NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

  1. For the services provided and the expenses assumed pursuant to the Advisory Contract with respect to the Funds, each Fund will pay to Mitchell Hutchins a fee at the annual rate of its average daily net asset set forth below, such fee to be computed daily and paid monthly:

          High Income Portfolio:          0.50%

          Tactical Allocation Portfolio:  0.50%

          Small Cap Portfolio             1.00%

          Strategic Income Portfolio      0.75%

  2. This Fee Agreement shall be subject to all of the terms and conditions of the Advisory Contract.

  3. This Fee Agreement shall become effective upon the date written above, provided that it shall not take effect with respect to a Fund unless it has first been approved with respect to that Fund
       (i) by a vote of a majority of the Trustees of the Trust who are not parties to this Fee Agreement or the Advisory Contract or interested persons of any such persons at a meeting called for the purpose of such approval and (ii) by vote of a majority of the Fund's outstanding voting securities.
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  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.


                                MITCHELL HUTCHINS SERIES TRUST

                                By:
                                   ------------------------------------
                                  Name:  Dianne E. O'Donnell
                                  Title: Secretary and Vice President

                                MITCHELL HUTCHINS ASSET MANAGEMENT INC.

                                By:
                                   ------------------------------------
                                  Name:
                                  Title:


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